Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Viavi Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share
	-Reserved for future issuance under the Amended and Restated 2003 Equity Incentive Plan	457(c) and 457(h)	10,000,000(2)	$9.91(3)	$99,100,000	0.0001476	$14,627.16
	-Reserved for future issuance under the Employee Stock Purchase Plan	457(c) and 457(h)	6,000,000(4)	$8.43(5)	$50,580,000	0.0001476	$7,465.61

Total Offering Amounts					$149,680,000		$22,092.77
Total Fee Offsets							—
Net Fee Due							$22,092.77
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.001 par value per share (the “Common Stock”), of Viavi Solutions Inc. (the “Registrant”) that become issuable under the Viavi Solutions Inc. Amended and Restated 2003 Equity Incentive Plan (the “Equity Incentive Plan”) and the Viavi Solutions Inc. Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Represents 10,000,000 additional shares of Common Stock that were added to the shares available for issuance under the Equity Incentive Plan.
(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $9.91, which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on January 29, 2024.

(4) Represents 6,000,000 additional shares of Common Stock that were added to the shares available for issuance under the ESPP.
(5) Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $9.91, which was computed by averaging the high and low prices of Common Stock as reported on the Nasdaq Stock Market on January 29, 2024. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of (a) the fair market value per share of common stock on the first day of the offering period and (b) the fair market value on the last day of the offering period.